Exhibit 10.24

[Cell Therapeutics, Inc. Letterhead]

November 30, 2010

[Name]

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Re:     Amendment to Equity/Long-Term Incentive Award Agreement

Dear [Name]:

This letter agreement (this “Amendment”) is made with reference to that certain Equity/Long-Term Incentive Award Agreement dated as of December 15, 2009, and that certain Restricted Stock Award Agreement dated as of July 12, 2010 (together, the “Award Agreements”), each by and between Cell Therapeutics, Inc., a Washington corporation (the “Company”), and [                    ] [(the “Director”)][(the “Officer”)].

This Amendment amends the “Opaxio MAA Approval” vesting condition referenced in and for purposes of each of the Award Agreements. For purposes of the Award Agreements, the “Opaxio/Pixantrone MAA Approval” vesting condition shall be satisfied when the Company obtains approval of a marketing authorization application (“MAA”) for either OPAXIO or pixantrone, whichever first occurs. (For purposes of clarity, if the Company obtains approval of a MAA for both OPAXIO and pixantrone, the “Opaxio/Pixantrone MAA Approval” for purposes of the Award Agreements shall be deemed to occur on the first of such events, but not both such events.)

Except for the amendment of the “Opaxio MAA Approval” vesting condition to the “Opaxio/Pixantrone MAA Approval” set forth in the preceding paragraph, the other terms and conditions of the Award Agreements continue in effect (including, without limitation, the termination and forfeiture provisions of the Award Agreements to the extent the Opaxio/Pixantrone MAA Approval vesting condition and/or other vesting conditions are not satisfied on or before December 31, 2011 or prior to a termination of the award recipient’s employment or services).

Cell Therapeutics, Inc.

By:
Name:	James A. Bianco, M.D.
Title:	Chief Executive Officer